Exhibit 4.3

SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Settlement And General Release Agreement (the “Agreement”), dated as of July 15, 2020 (the “Effective Date”), is made by and between Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), and Alpha Capital Anstalt (“Alpha”).  The Company and Alpha are referred to herein from time to time as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

            WHEREAS, the Company previously issued the Series A Common Stock Purchase Warrant, No. 2015A-1, dated February 16, 2015 (the “Warrant”) to Alpha pursuant to Alpha’s purchase of certain securities of the Company under that certain Securities Purchase Agreement, dated as of February 4, 2015 (the “Securities Purchase Agreement”), by and among the Company, Alpha and certain other parties thereto;

WHEREAS, in connection with the issuance of the Warrant, the Company entered into a Registration Rights Agreement, dated as of February 4, 2015 (the “Registration Rights Agreement”), with Alpha under which, among other things, the Company would register the resale of the shares of common stock of the Company, par value $0.005 per share (“Common Stock”), underlying the Warrants (the “Warrant Shares”) for public resale on a registration statement filed with the Securities and Exchange Commission (the “SEC”) and keep such registration statement continually effective and available for use by the holder of each Warrant to sell the Warrant Shares without restriction;

WHEREAS, the Company’s registration statement registering the resale of the Warrant Shares became ineffective on or about April 14, 2020;

WHEREAS, the Warrant represents Alpha’s right to acquire 94,404 Warrant Shares at $2.033 per Warrant Share prior to the Effective Date;

            WHEREAS, a dispute has arisen between the parties regarding Alpha’s ability to exercise the Warrant and sell the Warrant Shares; and

            WHEREAS, the Parties now seek to fully and completely resolve all existing and potential claims arising under contract, state, or federal law, and any other existing and potential disputes, actions, lawsuits, charges, and claims that the Parties may have against each other arising out of the Warrant, the Securities Purchase Agreement and the Registration Rights Agreement to the fullest extent permitted at law;

            NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties execute this Agreement to reflect and memorialize the terms and conditions of their settlement, and agree as follows:

1.	Amendment to Warrant.

a.

Exercise Price Amendment.  The Parties agree that, subject to and in accordance with the terms of this Agreement, including the general release described herein, the Company and Alpha hereby agree that Section 2(b) of the Warrant shall be amended and restated as follows:

The exercise price per share of the Common Stock under

this Warrant shall be $0.38276, subject to adjustment hereunder (the “Exercise Price”).

b.

Immediate Exercise.  Annexed hereto and accepted by the Company is a completed Notice of Exercise effectuating Alpha’s exercise of the Warrant as of the Effective Date for all Warrant Shares acquirable thereunder on a cashless basis pursuant to Section 2(c) of the Warrant, after giving effect to the Exercise Price amendment described in Section 1(a) above.  The Company agrees to deliver 82,399 Warrant Shares in the manner, form and time periods required pursuant to the Warrant without any legend, as free-trading shares in reliance on Rule 144 under the Securities Act of 1933, without further transfer restrictions.  In the event the Company does not timely comply with its obligations under this Section 1(b), then Alpha may, at its discretion, upon three days prior written notice to the Company, declare this Agreement and releases herein null and void, ab initio, and of no force and effect or enforce Alpha’s rights hereunder.

2.	Mutual Release of Claims

a.

As of the Effective Date of this Agreement, for the consideration expressed herein, the Company, on behalf of itself and its respective past and present parents, subsidiaries, related companies, affiliates, officers, directors, shareholders, members, partners, trustees, agents, employees, consultants, experts, advisors, insurers, re-insurers, attorneys and other professionals, and each of their respective heirs, predecessors, successors, administrators, servants, legal representatives and assigns (the “Company Releasors”) does hereby fully, finally and completely remise, release, waive, acquit and discharge Alpha, along with its respective past and present parents, subsidiaries, related company affiliates, officers, directors, shareholders, members, partners, trustees, agents, employees, consultants, experts, advisors, insurers, attorneys and other professionals, and each of their respective heirs, predecessors, successors, administrators, servants, legal representatives and assigns from any and all manner of action and actions, cause and causes of action, claims, liabilities, counterclaims, suits, debts, sums of money, accounts, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of costs, claims of lien, penalties, attorneys’ fees or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether accrued or not accrued, known or unknown, contingent or vested, arising out of, in connection with, or relating to the Warrant, the Registration Rights Agreement and the Securities Purchase Agreement (the “Released Claims”).

b.

As of the Effective Date of this Agreement, for the consideration expressed herein, Alpha, on behalf of itself and its respective past and present parents, subsidiaries, related companies, affiliates, officers, directors, shareholders, members, partners, trustees, agents, employees, consultants, experts, advisors, insurers, re-insurers, attorneys and other professionals, and each of their respective heirs, predecessors, successors, administrators, servants, legal representatives and assigns (the “Alpha Releasors”) do hereby fully, finally and completely remise, release, waive, acquit and discharges the Company along with its respective past and present parents, subsidiaries, related company affiliates, officers, directors, shareholders, members, partners, trustees, agents, employees, consultants, experts, advisors, insurers, attorneys and other professionals, and each of their respective heirs, predecessors, successors, administrators, servants, legal representatives and assigns from any and all manner of action and actions, cause and causes of action, claims, liabilities, counterclaims, suits, debts, sums of money, accounts, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of costs, claims of lien, penalties, attorneys’ fees or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether accrued or not accrued, known or unknown, contingent or vested, arising out of, in connection with, or relating to the Released Claims, including, without limitation, the Alpha Releasors’ rights to claim liquidated damages.

c.

The Parties acknowledge and agree that they may be unaware of or may discover facts or defenses in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims.  The Parties know that such presently unknown or unappreciated facts or defenses could materially affect the claims or defenses of a Party or Parties.  It is nonetheless the intent of the parties to give a full, complete and final release and discharge of the Released Claims.  In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims, notwithstanding the discovery or existence of any such additional or different claim, fact, or defense.

d.	Notwithstanding the above, nothing herein shall serve to release the rights, duties and obligations created by this Agreement.

3.

No Admissions.  Neither this Agreement nor anything contained in it shall constitute or be construed to constitute an admission or as evidence of any wrongdoing or liability whatsoever by any of the Parties or any of their respective employees, officers, or directors.  This Agreement is entered into solely for the purpose of settling and resolving disputes between the Parties.  This Agreement shall not constitute, or be asserted by any Party to constitute, evidence of the existence or non-existence, validity or invalidity of any right, claim or obligation, except as expressly provided for herein.  Neither this Agreement, nor anything contained in it, shall be introduced or admissible in any proceeding except to enforce this Agreement or to defend against any claim relating to the subject matter of the releases contained herein or as required by court order, subpoena or other legal process.  Such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.

4.	Confidentiality.

a.

The Parties agree that this Agreement and its terms, including all prior drafts and any settlement discussions leading up to this Agreement, are strictly confidential.  Except as otherwise authorized by this Agreement, the Parties hereby warrant and agree that they shall not disclose or cause to be disclosed, directly or indirectly, to any person any of the terms and conditions of this Agreement, or any facts or other information relating to the Parties’ settlement or the negotiation or execution of this Agreement.  For the avoidance of doubt, the Parties agree that neither they nor their representatives will disclose the existence of the Agreement or the compromises set forth in or comprising this Agreement to anyone, except as provided for in this Agreement.

                        (b)       Nothing contained in Section 4(a) shall prohibit the disclosure of any term of this Agreement: (i) to the extent necessary to comply with any law, including the federal securities laws, or to enforce or defend against claims arising from this Agreement; or (ii) if necessary, to the Parties’ attorneys or auditors, provided such disclosure is made under an agreement or arrangement to keep and treat such information as strictly confidential.  In any event, each Party shall remain responsible for any direct or indirect disclosure.

                        (c)       Except as provided in Section 4(d) below, any of the Parties may disclose the terms and conditions of this Agreement if such Party receives a subpoena or other process or order to produce this Agreement, provided that such Party shall, prior to any disclosure to any third party, promptly notify only the other Party to this Agreement so that each Party has a reasonable opportunity to respond to such subpoena, process or order.  The Party receiving a subpoena, process or order shall (in the first instance) take no action contrary to the confidentiality provisions set forth above, and shall make reasonable efforts to respond only subject to a confidentiality designation available under a protective order in litigation.  The Party objecting shall have the burden of defending against such subpoena, process or order.  The Party receiving the subpoena, process or order shall be entitled to comply with it, except to the extent that any other Party is successful in obtaining an order modifying or quashing it.

                        (d)       Notwithstanding anything to the contrary in this Agreement, nothing herein will restrict any Party from disclosing this Agreement to a state or governmental entity or self-regulatory body pursuant to a formal or informal request of such entity, or pursuant to its examination or inspection procedures, nor shall any Party have any obligation to inform the other Party of such disclosure prior to, or following, such disclosure

5.	Non-Disparagement.

a.

The Parties further agree that they shall not directly (or through any other person or entity) make or cause to make any statements (whether orally or in writing), or take any action, related to any other Party that are intended to or that could foreseeably disparage the other or their respective parents, subsidiaries, affiliates, businesses, activities, operations, affairs, reputations or prospects or any of their respective directors, officers, executives, employees, partners, associates, agents, and successors.

b.

Nothing in this Section 5 shall preclude a Party from making truthful statements that are reasonably necessary to comply with applicable laws, regulations or legal processes, or to defend or enforce a Party’s rights under this Agreement.

6.	Dispute Resolution.

(a)       Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including but not limited to, the determination of the scope or applicability of this agreement to arbitrate, shall be resolved by confidential binding arbitration by a single neutral arbitrator to be selected from the AAA panel in the Southern District of New York, and shall be administered by AAA pursuant to its Commercial Arbitration Rules in place at the time any arbitration demand is filed.  The sole and exclusive venue for any such arbitration shall be New York County, New York.  The arbitrator shall be entitled, without limitation, to grant temporary or permanent injunctive relief or specific performance to enjoin a threatened or actual breach of this Agreement.

(b)       The fees associated with commencing any such arbitration will be borne solely by the Party commencing the arbitration.  The arbitrators’ fees for any such arbitration shall be borne by the Party prosecuting the arbitration, subject to reallocation by the Arbitrator based on the merits of the dispute as set forth in Section 9 of this Agreement.  However, before any such arbitration is commenced, the Parties are required to meet and confer in good faith to attempt to resolve any such dispute, claim or controversy.

(c)       Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses, and proceedings (including without limitation the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the Parties, and their counsel, agents, and employees, and all others acting on behalf of or in concert with them.  Without limiting the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, filings, papers, orders, hearings, proceedings, or awards in any arbitration proceeding, except as may be necessary to enter judgment upon an award as required by applicable law.  Any court proceedings relating to the arbitration hereunder, including without limitation to prevent or compel arbitration or to confirm, correct, vacate, or otherwise enforce and arbitration award, shall be filed under seal with the court, to the extent permitted by law.

(d)       Any and all service of process and any other notice in any such claims shall be effective against any Party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such Party as herein provided.  Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law.

(e)       EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED THROUGH AAA ARBITRATION AND THAT THE PARTIES TO THIS AGREEMENT MAY SUBMIT AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL.

(f)        Each Party agrees that a final judgment in any proceeding described in this Section 6 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

7.

Entire Agreement.  This Agreement contains the entire agreement between and among the Parties relating to the subject matter hereof and supersedes any and all other negotiations, representations, understandings and agreements.  All prior and contemporaneous negotiations, understandings and agreements between the Parties are deemed abandoned and waived to the extent that they are not stated in this Agreement.  This Agreement may be amended only by written agreement signed by both Parties, and a breach of this Agreement may be waived only by a written waiver signed by the Party granting the waiver.  The waiver of any breach of this Agreement shall not operate or be construed as a waiver of any other similar or prior or subsequent breach of this Agreement.  No Party to this Agreement has relied on any representation or promise not included in this Agreement.

8.

Binding Effect.  The terms hereof are contractual and not merely recitals and all agreements, representations, warranties, covenants, terms, conditions, and provisions of this Agreement shall survive the execution hereof and be deemed by the Parties to be fully binding upon them.

9.

Attorneys’ Fees and Costs.  The Parties stipulate and agree that each Party shall bear its own attorneys’ fees.  However, in the event of a breach of this Agreement, the prevailing Party or Parties in a suit or proceeding to enforce this Agreement shall be entitled to recover, in addition to any other relief awarded by a court or arbitration panel of competent jurisdiction, reasonable and necessary costs and attorneys’ fees incurred in the successful prosecution or defense of that litigation or arbitration, as the case may be.

10.

Governing Law.  The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New York, without regard to principles of conflict of laws.

11.

Cooperation.  The Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary and appropriate to give full force and effect to this Agreement.

12.	Miscellaneous.

a.

The headings of the paragraphs of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning, intention, construction or effect of this Agreement or any such paragraph.

b.

This Agreement shall be construed as if the parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against any one party because of the manner in which this Agreement was drafted or prepared.

13.

Counterparts.  This Agreement may be executed for all purposes in any number of identical counterparts, and each Party may execute any such counterpart, each of which shall be deemed an original for all purposes.  A photocopy or facsimile copy of this Agreement, and any signature to this Agreement, shall be deemed to be as effective as the original for all purposes.

14.

Third-Party Beneficiaries.  The Parties specifically intend the entities and individuals released under this Agreement are third party beneficiaries of this Agreement for the sole purpose of being able to enforce the releases provided herein.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the date first set forth above.

                                                                        CLEVELAND BIOLABS, INC.

                                                                        By:      /s/ Christopher Zosh

                                                                                    Christopher Zosh, Vice President of Finance

                                                                      ALPHA CAPITAL ANSTALT

                                                                        By:      /s/ Nicola Feuerstein

                                                                      Name: Nicola Feuerstein

                                                                  Title:   Directo

[Signature Page to Settlement Agreement]